Exhibit 10.20

Terms Schedule to Employment Agreement of Mr. Ira Polk

Name	Ira Polk

Position	You will serve as Chief Administrative Officer of New Man Financial. Your employment will be based in New York, New York.

Reporting, Authority and Responsibilities	You will report directly to the Chief Executive Officer of New Man Financial.

Starting Salary	$341,268 per year. Notwithstanding Section 5(a), your Salary may not be reduced more than 25% as a result of an across-the-board salary reduction.

Bonus	Your Bonus will be determined based on the achievement of individual and company performance goals under the terms of the applicable bonus plans or programs established by the Board (or a committee of the Board).

IPO Stock

$7 million, based on the price per share in the IPO.

The IPO Stock will vest in full on the third anniversary of the date of grant.

The retirement provisions of your IPO Stock will be at least as favorable as those provided in the form of arrangements previously reviewed by you.

IPO Options

In respect of shares of having a value of $7 million, based on the price per share in the IPO.

The IPO Options will have an exercise price equal to the price per share in the IPO and will vest ratably in equal installments on each of the first, second and third anniversaries of the date of grant.

The retirement provisions of your IPO Options will be at least as favorable as those provided in the form of arrangements previously reviewed by you.

Severance Period	Your Severance Multiplier will be 2.

Terms Schedule for Mr. Ira Polk

Additional Employment Event

If before an IPO has been closed, Man Group plc effects (or enters into an agreement to effect) a transaction following which Man Group plc would not retain at least a majority interest in both (A) the ordinary voting power relating to the Man Financial Businesses and (B) the revenues and profits relating to the Man Financial Businesses (a “Pre-IPO Sale”), whether or not you terminate employment, you will be entitled to a cash payment in an amount equal to the sum of (1) your Accrued Bonus and (2) the value of the IPO Stock that would have otherwise been awarded to you pursuant to Section 5(c)(1) (the “Contingent Payment”).

The payment referred to in the preceding paragraph will be paid at the time of a Pre-IPO Sale and is in addition to any benefits you are entitled to under any other employment agreement and any other severance or similar rights you may have with Man Group plc or any of its affiliates. Upon the consummation of a Pre-IPO Sale, (1) all of the provisions of this Agreement will terminate and there will be no liability of any kind under this Agreement other than with respect to the Contingent Payment, (2) the terms of your employment will be governed by your existing employment agreement with Man Group USA Inc, dated as of February 3, 2004 (your “Existing Agreement”), and (3) you will become an “at will” employee, such that you, Man Group plc and any subsidiary or affiliate with which you are employed may terminate your employment at any time, for any reason or no reason, without any requirement for notice or payment in lieu of notice, except as otherwise (and to the minimum extent) required by applicable local law or your Existing Agreement.

It is agreed that (1) this provision is not conditioned on the IPO closing, (2) notwithstanding Section 2(c), Man Group plc will continue to be responsible for all payments and benefits provided for in this Additional Employment Event section until the closing of the IPO and (3) any termination of your employment in contemplation of a Pre-IPO Sale will not affect the operation of this Additional Employment Event section.

All provisions of the Additional Employment Event portion of this Schedule will terminate on the earlier of (1) the closing of the IPO (except to the limited extent provided in the following sentence) or (2) December 31, 2007 (unless a Pre-IPO Sale is pending at that time, in which case the provisions of the Additional Employment Event Portion of this Schedule will continue until December 31, 2008). It is further agreed that, notwithstanding Section 2(c), Man Group plc will be responsible for any breach of Section 5(c).

Terms Schedule for Mr. Ira Polk

Non-Competition Period

1 year after your employment.

Notwithstanding any provision to the contrary, Section 9(b) will not prohibit you from providing services as an officer, employee or consultant to a Competitive Enterprise unless you are providing services directly or primarily for futures commission merchant or broker-dealer businesses of the Competitive Enterprise.

Non-Solicitation Period for Clients	1 year after your employment.

Non-Solicitation Period for Employees	1 year after your employment.

Additional Provisions

The parties intend (and will work in good faith) to amend the Agreement to comply with the provisions of Section 409A of the Code by December 31, 2007.

For the avoidance of doubt, nothing in this agreement shall limit any indemnification obligations of Man Group or vested benefits owed by Man Group.